(DELAWARE LOGO)
      I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:
      “P21 MERGER CORPORATION”, A DELAWARE CORPORATION, WITH AND INTO “PROPHET 21, INC.” UNDER THE NAME OF “PROPHET 21, INC.”, A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF DELAWARE, AS RECEIVED AND FILED IN THIS OFFICE THE THIRTEENTH DAY OF SEPTEMBER, A.D. 2005, AT 10:15 O’CLOCK A.M.
      A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.
-s- HARRIET SMITH WINDSOR

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:18 AM 09/13/2005
FILED 10:15 AM 09/13/2005
SRV 050746766 - 4014865 FILE
CERTIFICATE OF MERGER
MERGING
P21 MERGER CORPORATION
WITH AND INTO
PROPHET 21, INC.
September 13, 2005

Pursuant to Section 251 of the Delaware General Corporation Law

      Prophet 21, Inc., a Delaware corporation (the “Corporation”), for the purpose of merging P21 Merger Corporation, a Delaware corporation (“P21 Merger Corporation”), with and into the Corporation (the “Merger”), does hereby certify as follows:
      1.     Prophet 21, Inc., a Delaware corporation, and P21 Merger Corporation, a Delaware corporation, are the constituent corporations of the Merger.
      2.     An Agreement and Plan of Merger (the “Merger Agreement”) has been approved, adopted, certified, executed, and acknowledged by the Corporation and P21 Merger Corporation in accordance with Section 251 of the Delaware General Corporation Law.
      3.     The name of the surviving corporation of the Merger is Prophet 21, Inc. (the “Surviving Corporation”).
      4.     The certificate of incorporation of the Surviving Corporation, as in effect at the effective time of the Merger, shall be amended and restated in its entirety in the form of the Second Amended and Restated Certificate of Incorporation set forth on Exhibit A hereto.
      5.     The Merger shall be effective immediately upon filing.
      6.     The fully executed Merger Agreement is on file at the principal place of business of the Surviving Corporation at 19 West College Avenue, Yardley, PA 19067.
      7.     A copy of the fully executed Merger Agreement will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the Corporation or P21 Merger Corporation.
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           IN WITNESS WHEREOF, Prophet 21, Inc. has caused this Certificate of Merger to be executed as of the date first written above.

PROPHET 21, INC.

By:	/s/ Thomas M. Giuliani

Name: Thomas M. Giuliani

Title: Chief Executive Officer

[Signature Page to Certificate of Merger]

EXHIBIT A
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PROPHET 21, INC.

     FIRST: The name of the corporation is Prophet 21, Inc. (the “Corporation”).
     SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centreville Road, Suite 400, in the City of Wilmington, County of New Castle (zip code 19808). The name of the Corporation’s registered agent at such address is Corporation Service Company.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.
     FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is 1,000 shares, par value $0.01 per share, designated Common Stock.
     FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, bylaws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any bylaws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.
     SIXTH: In addition to the powers and authority herein before or by statute expressly conferred upon them, the board of directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the Delaware General Corporation Law, this Certificate of Incorporation, and the bylaws of the Corporation.
     SEVENTH: (a) A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, or (ii) for acts or omissions that are not in good faith or that involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of the Certificate of

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Incorporation inconsistent with this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article Seventh, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
          (b) The Corporation shall indemnify any person who was or is a party or is threatened to be made to, or testifies in, any threatened, pending or completed actions, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.
     EIGHTH: The Corporation hereby elects in this, its original Certificate of Incorporation, not to be governed by Section 203 of the General Corporation Law of the State of Delaware.
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